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                                                                     Exhibit 4.2

IN CONNECTION WITH THE CORPORATE REORGANIZATION OF MISSION COMMUNITY BANK, N.A., ALL REFERENCES HEREIN TO MISSION COMMUNITY BANK, N.A. SHALL MEAN MISSION COMMUNITY BANCORP. FURTHERMORE, ALL REFERENCES TO STOCK OPTIONS AND THE COMMON STOCK OF MISSION COMMUNITY BANK, N.A., SHALL MEAN STOCK OPTIONS AND THE COMMON STOCK OF MISSION COMMUNITY BANCORP.

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT AND THE BANK'S 1998 STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY THE SHAREHOLDERS OF THE BANK BEFORE JANUARY 20, 1999.

UNLESS OTHERWISE STATED, ALL TERMS DEFINED IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.

                          MISSION COMMUNITY BANK, N.A.
                             STOCK OPTION AGREEMENT
                             1998 STOCK OPTION PLAN

                           [ ] Incentive Stock Option

                         [ ] Non-Qualified Stock Option

      THIS AGREEMENT, dated the ____ day of ___________, _____, is entered into by and between Mission Community Bank, N.A., a national banking association (the "Bank"), and ________________________ ("Optionee");

      WHEREAS, pursuant to the Bank's 1998 Stock Option Plan (the "Plan"), the Stock Option Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of _______________ (____________) authorized but unissued shares of the Bank's Common Stock at the price of _________________ Dollars ($_________) per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

      NOW, THEREFORE, it is hereby agreed:

      1. Grant of Stock Option. Pursuant to said action of the Stock Option Committee and pursuant to authorizations granted by all appropriate regulatory and governmental agencies,

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the Bank hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of Common Stock at the price of _______________ Dollars ($_______) per share. For purposes of this Agreement and the Plan, the date of grant shall be ____________________. At the date of grant, Optionee does not own/owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Bank or any Subsidiary.

      The Stock Option granted hereunder is/is not intended to qualify as an Incentive Stock Option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended.

      2. Exercisability. This Stock Option shall be exercisable as to ________ Option Shares on ____________________; as to ________ Option Shares on ____________________; as to ________ Option Shares on _____________________; as
to ________ Option Shares on _____________________; and as to ________ Option
Shares on _____________________. This Stock Option shall remain exercisable as to all of such Option Shares until _________, 20___ (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock Option has expired or terminated earlier in accordance with the provisions hereof or of the Plan. Option Shares as to which this Stock Option become exercisable may be purchased at any time prior to expiration of this Stock Option.

      3. Exercise of Stock Option. This Stock Option may be exercised by: (i) delivering written notice substantially in the form of Exhibit "1" hereto delivered to the Bank stating the number of Option Shares with respect to which this Stock Option is being exercised; (ii) delivering cash (or bank, cashier's or certified check) and/or, if permitted at or before the time of exercise by the Stock Option Committee, shares of Common Stock of the Bank which when added to the cash payment, if any, have an aggregate Fair Market Value equal to the full amount of the purchase price of such Option Shares; and (iii) unless the shares of Common Stock have been registered with the Office of the Comptroller of the Currency pursuant to the registration

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requirements of the Securities Act of 1933, delivering a written representation letter substantially in the form of Exhibit "B" to the Plan. Not less than ten
(10) Option Shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under this Stock Option and in no event may the Stock Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of all federal and state income taxes then due, if any.

      4. Prior Outstanding Stock Options. Pursuant to Section 8(b) of the Plan, an Incentive Stock Option held by Optionee may be exercisable while the Optionee has outstanding and unexercised any Incentive Stock Option previously granted to him or her by the Bank, or a bank or corporation which (at the time of grant) is a parent or Subsidiary of the Bank, or a predecessor corporation of any such entity.

      5. Cessation of Affiliation. Except as provided in Paragraph 6 hereof, if, for any reason other than Optionee's disability or death, Optionee ceases to be employed by or affiliated with the Bank or a Subsidiary, this Stock Option shall expire ninety (90) days thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier. During such period after cessation of employment or affiliation, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee ceased to be employed by or affiliated with the Bank or Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

      6. Termination for Cause. If Optionee's employment by or affiliation with the Bank or a Subsidiary is terminated for cause, this Stock Option shall automatically expire unless reinstated by the Stock Option Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise this Stock Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by or affiliated with the Bank or a

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Subsidiary upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Bank or a Subsidiary, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.

      7. Disability or Death of Optionee. If Optionee becomes disabled or dies while employed by or affiliated with the Bank or a Subsidiary, or during the ninety (90)-day period referred to in Paragraph 5 hereof, this Stock Option shall automatically expire and terminate one (1) year after the date of Optionee's disability or death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's disability or death but before such expiration, the person or persons to whom Optionee's rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee's estate, subject to the provisions of Paragraph 13 hereof, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee ceased to be employed by or affiliated with the Bank or a Subsidiary. For purposes hereof, "disability" shall have the same meaning as set forth in
Section 14 of the Plan.

      8. Nontransferability. This Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee's lifetime only by Optionee.

      9. Employment. This Agreement shall not obligate the Bank or a Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Bank or a Subsidiary to increase or reduce Optionee's compensation.

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      10. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan. Except as provided in
Section 15 of the Plan, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

      11. Modification and Termination by Board of Directors. The rights of Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 16 and 17 of the Plan. Upon adoption by the requisite holders of the Bank's outstanding shares of Common Stock of any plan of dissolution, liquidation, reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank to another corporation which would, upon consummation, result in termination of this Stock Option in accordance with Section 16 of the Plan, this Stock Option shall become immediately exercisable as to all unexercised Option Shares notwithstanding the incremental exercise provisions of Paragraph 2 of this Agreement, for a period then specified by the Stock Option Committee, but in any event not less than thirty (30) days, in accordance with Section 8(g) of the Plan, on the condition that the terminating event described in Section 16 of the Plan is consummated. If such terminating event is not consummated, this Stock Option shall be exercisable in accordance with the terms of the Agreement, excepting this Paragraph 11.

      12. Notification of Sale. Optionee agrees that Optionee, or any person acquiring Option Shares upon exercise of this Stock Option, will notify the Bank in writing not more than five (5) days after any sale or other disposition of such Shares.

      13. Approvals. This Agreement and the issuance of Option Shares hereunder are expressly subject to the approval of the Plan and the form of this Agreement by the holders of not less than a majority of the voting stock of the Bank. This Stock Option may not be exercised unless and until all applicable requirements of all regulatory agencies having jurisdiction with

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respect thereto, and of the securities exchanges upon which securities of the
Bank are listed, if any, have been complied with.

      14. Notices. All notices to the Bank provided for in this Agreement shall be addressed to it in care of its Chief Executive Officer, Cashier or Secretary at its main office and all notices to Optionee shall be addressed to Optionee's address on file with the Bank or a Subsidiary, or to such other address as either may designate to the other in writing, all in compliance with the notice provisions set forth in Section 26 of the Plan.

      15. Incorporation of Plan. All of the provisions of the Plan are incorporation herein by reference as if set forth in full in this Agreement. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions contained herein shall be disregarded.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MISSION COMMUNITY BANK, N.A.

                                    By: _______________________________

                                    By: _______________________________

                                    OPTIONEE

                                    ___________________________________

ACKNOWLEDGMENT:

         I hereby acknowledge receipt of a copy of this Agreement as well as a copy of the Stock Option Plan.

                                    OPTIONEE

                                    ___________________________________


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                                   EXHIBIT "1"

                       NOTICE OF EXERCISE OF STOCK OPTION

Mission Community Bank, N.A.
581 Higuera Street
San Luis Obispo, California 93401

Attention:  President or Cashier

Dear ______________:

         Pursuant to a Stock Option Agreement dated _______________, ______, Mission Community Bank, N.A., granted to me an option covering _____________ shares of its Common Stock at a price of ___________ per share. Taking into account all appropriate adjustments for stock splits and dividends and the like, as well as for option shares already exercised, if any, that Stock Option Agreement presently covers _____________ shares at approximately $__________ per share.

         By executing this Notice, the undersigned hereby exercises the option as to ___________ shares (the "Shares"), for an aggregate purchase price of $__________, which Shares are currently vested and exercisable pursuant to the terms of the Stock Option Agreement. The exercise of the stock options effected hereby is subject to and pursuant to the terms of the Bank's 1998 Stock Option Plan and the Stock Option Agreement by and between the undersigned and the Bank.

         In accordance with the terms of the 1998 Stock Option Plan and my Stock Option Agreement, I hereby tender payment for, and the amount to be withheld for taxes upon, the purchase of the Shares as follows:

         1. Purchase Price Paid: $_______________

            Form(s) of Payment: [ ]  cash;
                                [ ]  bank, cashier's or certified
                                     check;
                                [ ]  funds transfer from account number
                                     ____________________________; or
                                [ ]  _______________ shares of the Bank's
                                     common stock (requires special
                                     approvals).

         2. Withholding taxes:
                                [ ]  submitted herewith is $________________;
                                     or
                                [ ]  I have instructed my employer not to
                                     deposit with the Internal Revenue Service
                                     and the California Franchise Tax Board any
                                     amount required to be withheld, as I will
                                     personally assume responsibility for the
                                     amounts and timing of my estimated tax
                                     withholding.
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      As reported to me by ______________, an officer of Mission Community Bank,
N.A., the fair market value per share of the Bank's common stock as of this date is $_______________.


         Please register the Shares in the following manner:


         _____________________________________
         Print or Type Name

         Please mail certificate to the following address:

         _____________________________________

         _____________________________________

         _____________________________________



                                                     ___________________________
                                                     Signature

Dated: _____________                                 ___________________________
                                                     Print or Type Name